                                                                     EXHIBIT 4.8

               INSTRUCTIONS AS TO USE OF AURORA ELECTRONICS, INC.
                           SUBSCRIPTION CERTIFICATES
                (DIRECT ANY QUESTIONS TO THE SUBSCRIPTION AGENT)


     The following instructions relate to a rights offering (the "Rights Offering") by Aurora Electronics, Inc., a Delaware corporation (the "Company"), to holders of its Common Stock, par value $0.03 per share ("Aurora Common Stock"), as described in the Company's Prospectus related to the Rights Offering dated March 27, 1998 (the "Prospectus"). Each holder of record of Aurora Common Stock at the close of business on March 20, 1998 (the "Aurora Record Date") will receive one non-transferable subscription right (collectively, the "Rights") for every 189 shares of Aurora Common Stock held by such record holder as of the close of business on the Aurora Record Date. A maximum aggregate 32,976 Rights exercisable to purchase units (collectively, the "Units"), each Unit consisting of (i) $83.33 principal amount of 10% Series B Senior Subordinated Notes Due December 31, 2004 (collectively, the "Aurora Senior Subordinated Notes") and
(ii) one share of 7% Senior Cumulative Convertible Preferred Stock, par value $0.01 per share ("New Aurora Preferred Stock"), are being distributed in the Rights Offering. Upon payment of $183.33 in cash (the "Subscription Price"), each Right is exercisable for the purchase of one Unit (the "Basic Subscription Privilege"). In addition, subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for an additional Unit available as a result of there being unexercised Rights, if any (the "Additional Subscription Privilege"), up to the maximum number of Units offered by the Prospectus. Units will be available for purchase pursuant to the Additional Subscription Privilege only to the extent that all the Units are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Time (as defined below). If the Units so available (the "Excess Units") are not sufficient to satisfy all subscriptions pursuant to the Additional Subscription Privilege, the available Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among the holders of Rights who exercise their Additional Subscription Privilege, in proportion, not to the number of Units requested pursuant to the Additional Subscription Privilege, but to the number of Units each beneficial holder has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any holder being allocated a greater number of Excess Units than such holder subscribed for pursuant to the exercise of such holder's Additional Subscription Privilege, then such holder will be allocated only such number of Excess Units as such holder subscribed for, and the remaining Excess Units will be allocated among all other holders exercising the Additional Subscription Privilege. See "The Rights Offering -- Subscription Privileges" in the Prospectus.


     No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each record holder has been rounded down to the nearest whole number.

     The Rights will expire at the effective time of the Merger (as defined in the Prospectus) (the "Expiration Time").

     The number of Units that you are entitled to purchase is printed on the face of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section or sections on the back of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.

     YOUR SUBSCRIPTION CERTIFICATES MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATES MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE ADDITIONAL SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

1. SUBSCRIPTION PRIVILEGES.

     To exercise Rights, complete Section 1 of the Subscription Certificate and send your properly completed and executed Subscription Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege, to the Subscription Agent. All payments must be made in United States dollars by (i) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order payable to "The American Stock Transfer & Trust Company, as Subscription Agent," or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at The Chase Manhattan Bank, Account No. 323059945, ABA No. 021000021. Payments will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, or (c) the receipt of good funds in the Subscription Agent's account designated above.

     IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     You may also transfer your Subscription Certificate to your bank or broker in accordance with the procedures specified in Instruction 3(a) below, make arrangements for the delivery of funds on your behalf and request such bank or broker to exercise the Rights represented by such Subscription Certificate on your behalf. Alternatively, you may cause a written guarantee, substantially in the form available from the Subscription Agent (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or a member in good standing of a recognized signature guarantee medallion program (each of the foregoing being referred to as an "Eligible Institution"), to be received by the Subscription Agent prior to the Expiration Time, guaranteeing delivery of your properly completed and executed Subscription Certificate within three Nasdaq National Market System trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Certificates must be received by the Subscription Agent within three Nasdaq National Market System trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Additional Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company (by delivery to the Subscription Agent of a Nominee Holder Certification substantially in the form available from the Subscription Agent), as to the aggregate number of Rights that have been exercised and the number of Units that are being subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If a Nominee Holder Certification is not delivered in respect of a Subscription Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Additional Subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner. If more Excess Units are subscribed for pursuant to the Additional Subscription Privilege than are available for sale, Excess Units will be allocated, as described above, among beneficial owners exercising the Additional Subscription Privilege in proportion to such owners' exercise of Rights pursuant to the Basic Subscription Privilege.

     The address of the Subscription Agent is as follows:

        The American Stock Transfer & Trust Company
        40 Wall Street, 46th Floor
        New York, New York 10005
        Attention: Corporate Stock Transfer Dept.

     The telephone and facsimile numbers of the Subscription Agent are as follows:

        Telephone: (800) 937-5449 or (718) 921-8200
        Facsimile: (718) 234-5001

     If you have not indicated the number of Rights being exercised, or if the payment you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of Units subscribed for, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the payment delivered by you divided by the Subscription Price, rounded down to the nearest whole number, and, to the extent that the Subscription Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Subscription Certificates delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Additional Subscription Privilege to purchase, to the extent available, that number of Units equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, rounded down to the nearest whole number.

2. DELIVERY OF STOCK CERTIFICATES, ETC.

     The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate unless you provide instructions to the contrary in Section 2 of your Subscription Certificate.

          (a) BASIC SUBSCRIPTION PRIVILEGE. As soon as practicable after the Expiration Time, the Subscription Agent will mail to each exercising Rights holder certificates representing the Aurora Senior Subordinated Notes and the New Aurora Preferred Stock comprising the Units purchased pursuant to the Basic Subscription Privilege.

          (b) ADDITIONAL SUBSCRIPTION PRIVILEGE. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Additional Subscription Privilege certificates representing the Aurora Senior Subordinated Notes and the New Aurora Preferred Stock comprising the number of Units allocated to such Rights holder pursuant to the Additional Subscription Privilege. See "The Rights Offering -- Subscription
     Privileges -- Additional Subscription Privilege" in the Prospectus.

          (c) EXCESS PAYMENTS. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Additional Subscription Privilege any excess funds received in payment of the Subscription Price for Excess Units that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Additional Subscription Privilege.

3. EXECUTION.

          (a) EXECUTION BY REGISTERED HOLDER. The signature on the Subscription Certificate must correspond to the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

          (b) SIGNATURE GUARANTEES. Your signature must be guaranteed by an Eligible Institution if you wish to specify special payment or delivery instructions pursuant to Section 2 of your Subscription Certificate.

4. METHOD OF DELIVERY.

     The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time.

5. SUBSTITUTE FORM W-9.

     Each Rights holder who elects to exercise Rights must provide the Subscription Agent with a correct Taxpayer Identification Number on Substitute Form W-9, substantially in the form provided with these instructions. A copy of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address indicated above. Failure to provide the information on the form may subject such holder to a $50.00 penalty and to 31% back-up federal income tax withholding with respect to interest and dividends that may be paid by Aurora on Units purchased upon the exercise of Rights.